UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): _______June 13, 2008 (June 12, 2008)_______

KAMAN CORPORATION
(Exact name of registrant as specified in charter)

CONNECTICUT	0-1093	06-0613548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1332 Blue Hills Avenue
Bloomfield, Connecticut 06002
(860) 243-7100
(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01         Entry into a Material Definitive Agreement

 The information required by Item 1.01 is incorporated into Item 2.01 below.

Item 2.01         Completion of Acquisition or Disposition of Assets.

On June 12, 2008, Kaman UK Holdings Limited ("Kaman UK"), a wholly-owned subsidiary of Kaman Corporation ("Kaman"), entered into a sale and purchase agreement with the principal sellers (the "Purchase Agreement") and several related agreements pursuant to which Kaman UK acquired all of the stock of Brookhouse Holdings Limited, an aerospace company based near Manchester, England ("Brookhouse").  Prior to the purchase by Kaman UK, Brookhouse was owned primarily by certain financial institutions and by members of Brookhouse's management.

The purchase price paid by Kaman was 43 million pounds sterling, of which 2.5 million pounds sterling have been deposited into an escrow account which will serve, with specified exceptions, as the sole source of recovery by Kaman UK for any claims that it may have under the Purchase Agreement in respect of specified tax and other indemnities or for breaches of warranties provided by the sellers.  Subject to the possible retention of funds in the escrow account because of qualifying claims made prior to the release dates, 1.5 million pounds sterling and the related income would be paid out of the escrow account to the sellers on the first anniversary of the closing date  and the balance would be paid  on the second anniversary of the closing date.   The Purchase Agreement specifies a minimum amount for qualifying claims and baskets for otherwise qualifying general and tax claims and indemnities that must be satisfied before a claim or indemnity may be recoverable from the escrow account.

In connection with the purchase, Brookhouse has entered into service contracts with members of its senior management, who are expected to remain in place as the management of Brookhouse going forward.

The purchase price was funded by borrowings by Kaman under its existing revolving credit agreement, with the proceeds from the borrowing being contributed or loaned to Kaman UK.

The foregoing summary of the Purchase Agreement and the transactions contemplated therein does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Exhibit 2.1.  A copy of the press release announcing the transaction is furnished as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.1.	Agreement for the Sale and Purchase of Part of the Issued Share Capital of Brookhouse Holdings Limited, dated June 12, 2008, by and among Kaman UK Holdings Limited as purchaser and various sellers.
99.1	Press Release, issued on June 12, 2008, by Kaman Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KAMAN CORPORATION

/s/ Robert M. Garneau
Robert M. Garneau
Executive Vice President and
Chief Financial Officer

Date:  June 13, 2008